Caliber Capital & Leasing LLC
Dallas, Texas

Date: September 22, 2016

To: GETH
14699 Holman Mountain Road
Jamestown, CA 95327

From: Richard Woods
Manager Member
READS Leasing, LLC
A subsidiary of Real Estate Acquisition Development Sales, LLC
Assignee of
Caliber Capital & Leasing
Dallas, Texas

Re: Affirmation/confirmation of capital equipment and working capital lease(s) and financing

Dear Chris:

In response to your request for financing, specifically a working Capital line, (Inventory, Work-in-Progress and Accounts Receivable with an advance rate of 60% to 85% for qualified and approved assets) and lease financing, Caliber Capital Leasing ("READS") and its assignee, Real Estate Acquisition Development Sales, LLC, (READS), and READS Capital and operating Leasing, LLC, is pleased to propose the following financing for The proposed Ohio and Texas Plant operations ("Lessee(s)/Borrower(s)"), individually and/or collectively as outlined below. **PLEASE UNDERSTAND THAT THIS IS AN AFFIRMATION/CONFIRMATION OF FINANCING/LEASING FOR "OHIO" FOR UP TO $2.5 MILLION FOR PP&E AND CONDITIONAL, (Inclusive of not less than $500,000 working capital line) TERMS OF FUNDING COMMITMENT FOR "TEXAS"SUBJECT TO FINAL DOCUMENTATION, AND MUTUAL APPROVALS OF THE PARTIES FOR THE REMAINDER OF THE PROPOSED $97.5 MILLION**. Funding under this commitment IS STILL subject but not limited to satisfactory on-going progress billings/reports, ongoing on-site inspection(s) and ongoing audit/review of the Lessees' books, records and operations including total sunk costs, net of any sales; updated appraisals of the collateral assets, and terms and conditions of READS's Master lease credit approval(s), Revolving Line of Credit and their respective agreement(s) which I have directed Counsel, Raymond Lee, Greenberg Traurig, Orange County, CA.

Further, as we discussed after my visit to Ohio, READS, LLC., is prepared to purchase all the facilities and improvements and lease back all or a portion of the Facilities as GETH may require. We would further advocate the doubling of the initially proposed

leased space now, rather than later in anticipation of the required needed capacity six months post bringing production online.

To summarize the Term, Type and Amount of Facility for Ohio is Roughly $2.5 million of the $100 million conditional credit/lease facility. The Borrower is Borrower(s)/Lessee(s) is Green Enviro Technology Holdings, (GETH) or its assigns as approved by Lessor. The Primary Maximum Financing Amount(s) is $105,000,000 US of which 65% LEASE 35% Working Capital with initial Financing or the first draw of $2,500,000, (Ohio Operations). Soft costs are to be limited to 25% of the total Capital expenditure of sunk costs of capital/operating leases. Lease term are to coincide with the useful life of equipment. Assumption(s) is based on an average lease term of 84 months. The Revolving Working Capital Line is a one year working capital line conditionally renewable for two, (2), one, (1), year extensions with Interest Paid monthly at an effective annual rate of 9.5% APR

The Anticipated Lease will commence in the second quarter 2018.
The Monthly lease Rate Factor is estimated to be .0164 assuming seven year useful life
The End of Term; Upon successful completion of the original lease term with not less than 18 month prior notification of exercising option, lessee will execute of one of the following options plus any applicable taxes:

1. Execution of Two (2) Year extension at the same rate and terms of original lease
2. Purchase Option: Purchase all of the building and equipment for FMV.
3. Return Option: Return/Surrender the equipment to READS, and, If exercising this option a decommissioning and uninstall fee will be the responsibility of and paid by lessee.

Executory Fees: 3% of the financed amount to be added to the total cost of the lease.

Additional Terms: To Be Determined and Mutually agreed to by the Parties

Other Terms and Conditions

1) READS Leases and Loans will be fully secured by valid first liens on proposed leased collateral. Any additional requirements will be reviewed and agreed upon prior to closing.

2) Borrower/Lessee shall execute, or cause to be executed the following but not limited to: Lease and Loan agreements, subordination agreements and such other legal agreements as are appropriate in the circumstances, including security agreements and loss payee endorsements on insurance policies acceptable to READS covering the subject assets, all of which shall contain provisions, representations, covenants and events of default as are satisfactory to READS.

3) Warrants Strike price and terms to be determined

THE COMMITMENT of funds beyond the initial $2.5M is subject to the satisfactory final approval by our counsel and senior management. This commitment letter cannot be relied upon by, nor is it intended to benefit, any party other than the proposed Borrower/Lessee.

READS Leasing is pleased to be able to make this commitment and looks forward to providing you with capital to meet your financing needs now and in the future.

Very truly yours,

Caliber Capital and Leasing, LLC
READS Leasing, LLC

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By: Richard Woods
Title: Manager Member

ACCEPTED AND AGREED TO by The Borrower/Lessee who will be responsible for the total Lease and finance amount outstanding. If this is acceptable, please indicate with signatures on the following page:

On Behalf of Lessees:

Chris Bowers
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Print Name:

CEO
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Title:

______________________ 03 / 29 / 2017
Signature

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Print Name:

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Title:

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Signature